EXHIBIT 77D
                  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

Effective February 14, 2002, the Equity Index Fund adopted a non-fundamental policy of investing substantially all of its assets in a portfolio of another mutual fund that under normal circumstances seeks a 95% correlation between its own investment results (before expenses) and that of the S&P 500 Index.